Exhibit 10.4

SYNCHRONY FINANCIAL
EXECUTIVE SEVERANCE PLAN
This document constitutes the Synchrony Financial Executive Severance Plan (the “Plan”). The Plan is intended to secure the continued services and ensure the continued dedication of the Participants. The purpose of the Plan is to provide benefits to a group of employees of the Company and its participating Affiliates that constitutes a “select group of management or highly compensated employees” within the meaning of Department of Labor Regulation §2520.104-24.
1.Definitions. As used in the Plan, the following terms shall have the respective meanings set forth below:
(a)    “Affiliate” means (i) any entity that, directly or through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Plan Administrator.
(b)    “Board” means the Board of Directors of the Company.
(c)    “Chief Executive Officer” means the Chief Executive Officer of the Company.
(d)    “Code” means the Internal Revenue Code of 1986, as amended.
(e)    “Company” means Synchrony Financial, a Delaware corporation.
(f)    “Comparable Employment” means employment that does not materially reduce a Participant’s rate of annual base salary or incentive opportunity and does not change the Participant’s primary employment location to a location that is more than forty (40) miles from the then primary location of the Participant’s employment, in each case unless consented to by the Participant, all as determined by the Plan Administrator.
(g)    “Confidential Information” means information and data concerning the Company, any Affiliates, the business of the Company and its Affiliates, the customers, suppliers, clients and employees of the Company and its Affiliates (including, without limitation, contact information, compensation and benefits information and performance information) and all technical information relating to such business (including, without limitation, information related to know-how, trade secrets, processes, reports, manuals, purchases, sales, customers, customer lists, confidential information, financial and marketing data, business plans and the strategic direction of the Company and its Affiliates).
With respect to any particular Participant, “Confidential Information” does not include any of the following:
(i)    Information that is or becomes generally available to the public through no act or omission on the part of the Participant. Information shall be deemed part of the public domain solely to the extent that it is generally known to the public, is found in any one public source or is readily ascertainable from a public domain source or sources or from other publicly available information; or
(ii)    Information that the Participant receives from a third party who is free to make such disclosure without breach of any contractual or other legal obligation.
(h)    “Employer” means the Company and any Affiliate which has adopted the Plan with the consent of the Company.
(i)    “Group One Participant” means a Participant whose role as of his or her Termination Date is in “Level 15”, Level “16” or “Level 17”, or any comparable role or position (including any similar role or position if an Employer does not use the foregoing designations), all as determined by the Plan Administrator, in its sole discretion.
(j)    “Group Two Participant” means a Participant whose role as of his or her Termination Date is in “Level 18” or above, other than the Chief Executive Officer, or any comparable role or position (including any similar role or position if an Employer does not use the foregoing designations), all as determined by the Plan Administrator, in its sole discretion.
(k)    “Group Three Participant” means a Participant who is the Chief Executive Officer as of his or her Termination Date.
(l)    “Participant” means any employee of an Employer whose role is “Level 15” or above, or any comparable role or position (including any similar role or position if an Employer does not use the foregoing designations), all as determined by the Plan Administrator, in its sole discretion.
(m)    “Plan Administrator” means the Executive Vice President, Human Resources or other person holding the most senior position in the human resources department of the Company.
(n)    “Qualifying Termination” means (i) the termination of a Participant’s employment by his or her Employer due to layoff, redundancy or reorganization, as determined by the Plan Administrator in accordance with the Company’s policies, or (ii) a Separation for the Good of the Company, in each case unless the Participant receives an offer of employment from, or is transferred to another role with, the Company or an Affiliate contemporaneously therewith, and such offer of employment constitutes Comparable Employment, as determined by the Plan Administrator. In addition, terminations of employment in the following circumstances shall not constitute a “Qualifying Termination”: (x) a termination of employment for “cause”, as determined by the Plan Administrator (which may but will not necessarily include poor performance or misconduct (such as a breach of the Participant’s duties or responsibilities, the commission of or conviction in connection with a felony or an act of fraud, embezzlement, theft or misrepresentation and any gross or willful misconduct, violation of law or violation of Company policy)) or in connection with a Participant’s death, disability or commission of an act that would prohibit the Participant from being employed by the Company or its Affiliates pursuant to the Federal Deposit Insurance Act of 1950 or other applicable law, as determined by the Plan Administrator, nor (y) a termination of the Participant’s employment in connection with a sale of the assets of the Company or an Affiliate if the Participant receives an offer of Comparable Employment from the acquiror shall constitute a “Qualifying Termination.” In addition, if a Participant is given a notice of termination of employment by the Company that specifies a termination date and the Participant terminates his or her employment prior to such date without the agreement of the Company, the termination of employment will not be considered a Qualifying Termination, even if such termination would otherwise have been considered a Qualifying Termination.
(o)    “Separation for the Good of the Company” means a termination of a Participant’s employment by his or her Employer which is deemed to be for the good of, or in the interests of, the Company or any Affiliate, as determined by the Plan Administrator in its sole discretion.
(p)    “Separation from Service” means a “separation from service” as defined in Treasury Regulation Section 1.409A-1 (h).
(q)    “Severance Base Salary Amount” means, as determined by the Plan Administrator:
(i)    with respect to a Group One Participant, six (6) months’ of such Participant’s annual base salary;
(ii)    with respect to a Group Two Participant, twelve (12) months’ of such Participant’s annual base salary; and
(iii)    with respect to a Group Three Participant, eighteen (18) months’ of such Participant’s annual base salary.
(r)    “Severance Period” means the period commencing on a Participant’s Termination Date and ending,
(i)    with respect to a Group One Participant, six (6) months after the Termination Date;
(ii)    with respect to a Group Two Participant, twelve (12) months after the Termination Date; and
(iii)    with respect to a Group Three Participant, eighteen (18) months after the Termination Date.
(s)    “Termination Date” with respect to a Participant means the date on which the Participant incurs a Separation from Service by reason of a Qualifying Termination.
2.    Payments and Benefits Upon Separation from Service. If a Participant incurs a Separation from Service by reason of a Qualifying Termination, and the Participant (or the Participant’s executor or other legal representative in the case of the Participant’s death or disability following such termination) executes an agreement regarding the clawback and restrictive covenants described in Section 3 and a general release in a form acceptable to the Company in its sole discretion (the “Release”) within forty-five (45) days (or such shorter period included in the Release) following the Participant’s receipt of the Release and does not revoke the Release, the Company shall provide to the Participant, as compensation for services rendered to the Company and its Affiliates, and in consideration of the Release, a severance benefit (the “Severance Benefit”) equal to the excess, if any, of (i) the Participant’s Severance Base Salary Amount, less (ii) any severance or similar benefit payable in cash to, or on behalf of, the Participant in connection with the Participant’s Separation from Service pursuant to law, contract or other arrangement (including any other severance plan, policy or arrangement maintained by the Company or its Affiliates, and including enhanced or additional severance benefits payable under any other plan, including a retirement or bonus plan), all as determined by the Plan Administrator (“Other Severance Benefits”). For the avoidance of doubt, if the Plan Administrator determines that the value of the Participant’s Other Severance Benefits is equal to or greater than the amount described in clause (i) of the immediately preceding sentence, then the Participant will not be entitled to any Severance Benefit under the Plan. Subject to Sections 6 and 19, the Severance Benefit, if any, will be paid in a lump sum less than seventy-five (75) days after the Termination Date.
3.    Clawback and Restrictive Covenants. The Company may recover from a Participant, as determined by the Plan Administrator, all or a portion of any Severance Benefit paid pursuant to this Plan, as follows:
(a)    Subsequent Employment. In the event that the Participant is hired by the Company or any Affiliate during the Severance Period, the Company may recover from the Participant a prorated portion of the Severance Benefit, based on the number of months in which the Participant is employed for at least one (1) business day during the Severance Period divided by the total number of months in the Severance Period, all as determined by the Plan Administrator.
(b)    Non-Competition, Non-Solicitation and Non-Disclosure of Confidential Information. The Company may recover from the Participant the entire Severance Benefit, to the extent permitted under applicable law, in the event that the Participant, without the prior written consent of the Executive Vice President, Human Resources (or other person holding the most senior position in the human resources department of the Company):
(i)    during the eighteen (18) month period following the Participant’s Termination Date:
(A)    directly or indirectly owns any interest in, manages, controls, participates in, consults with, renders services for or in any manner engages in any business that is the same as, substantially similar to or competitive with the Company’s business, as determined by the Plan Administrator; or
(B)    promotes or assists, financially or otherwise, any firm, corporation or other entity engaged in any business which competes with the Company’s business, as determined by the Plan Administrator; or
(C)    directly or indirectly solicits or endeavors to solicit or gain the business of, canvas or interfere with the relationship of the Company or its Affiliates with any person that:
(I)    was a customer of the Company or its Affiliates while the Participant was employed by the Company or as of the Termination Date;
(II)    was a customer of the Company or its Affiliates at any time within twelve (12) months prior to the Termination Date; or
(III)    has been pursued as a prospective customer by or on behalf of the Company or its Affiliates at any time within twelve (12) months prior to the Termination Date and in respect of whom the Company and its Affiliates have not determined to cease all such pursuit;
in each case with respect to Sections 3(b)(i)(C)(I) - (III), provided that the Participant either had contact with such customer or prospective customer at any time during the twenty-four (24) month period prior to the Participant’s Termination Date or had obtained Confidential Information concerning such customer or prospective customer.
Nothing herein shall prohibit the Participant from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Participant has no active participation in the business of such corporation.
(ii)    without the prior consent of the Company, directly or indirectly, during the eighteen (18) month period following the Participant’s Termination Date, for whatever reason, either individually, or in partnership, or jointly, or in conjunction with any person as principal, agent, employee or shareholder or in any other manner whatsoever on the Participant’s own behalf or on behalf of any third party:
(A)    induces or endeavors to induce any other employee of the Company to leave his or her employment with the Company; or
(B)    employs or attempts to employ or assist any person to employ any employee of the Company.
(iii)    at any time, discloses Confidential Information; provided, however, that this Section 3(b)(iii) and all other provisions of this Plan shall not be applied to limit or interfere with any Participant’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with a Government Agency (as defined below) for the purpose of (A) reporting a possible violation of any U.S. federal, state, or local law or regulation, (B) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (C) filing a charge or complaint with a Government Agency. For purposes of this Plan, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission. Additionally, the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (X) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (Y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (Z) in court proceedings if the Participant files a lawsuit for retaliation by an employer for reporting a suspected violation of law, or to the Participant’s attorney in such lawsuit, provided that the Participant must file any document containing the trade secret under seal, and the Participant may not disclose the trade secret, except pursuant to court order. However, the Participant is not authorized to make any disclosures as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine without prior written consent of the Company’s General Counsel or another authorized officer designated by the Company.
(c)    Severability. If any provision of this Section 3 shall be held invalid or unenforceable in any jurisdiction or as to any Participant, such provision shall be construed and deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without materially altering the intent of the Plan, as determined by the Plan Administrator, such provision shall be stricken as to such jurisdiction or Participant, and the remainder of Section 3 shall remain in full force and effect as if such provision had not been included.
(d)    Release. The Release referenced in Section 2 above, the execution and non-revocation of which is a condition to the receipt of any benefits under the Plan, may include terms addressing the clawback and restrictive covenants described in this Section 3, including (i) an agreement and acknowledgment from the Participant that the Company, in addition to being entitled to the clawback of the Severance Benefit or other monetary damages that flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any such act or breach, or threatened act or breach, by the Participant under Section 3(b) (and parallel provisions included in the Release), (ii) a confirmation from the Participant that all restrictions in Section 3(b) (and parallel provisions included in the Release) are separate and distinct and reasonable, and a waiver of all defenses to the strict enforcement thereof, and (iii) other provisions that the Plan Administrator deems appropriate to enforce this Section 3.
4.    Plan Administration.
(a)    The Plan shall be interpreted and administered by the Plan Administrator, who shall have complete authority, in its sole discretion subject to the express provisions of the Plan, to make all determinations necessary or advisable for the administration of the Plan (including determining whether any Separation from Service constitutes a Qualifying Termination). All questions arising in connection with the interpretation of the Plan or its administration shall be submitted to and determined by the Plan Administrator in a fair and equitable manner.
(b)    The Plan Administrator may delegate any of his or her authorities hereunder to such person or persons as the Plan Administrator may designate. The Plan Administrator is empowered, on behalf of the Plan, to appoint such agents as it shall deem appropriate for the proper administration of the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the administration of the Plan, except to the extent permitted by the Plan Administrator. All reasonable fees and expenses of such persons shall be borne by the Company.
5.    Claims Procedure.
(a)    If any Participant or other person believes he or she is entitled to benefits in an amount greater than those which he or she is receiving or has received, such Participant or other such person or his or her authorized representative may file a claim with the most senior employee of the Company and its Affiliates whose responsibilities and duties are primarily related to compensation matters (the “Claims Administrator”) or such other employee of the Company which from time to time assumes the responsibilities with respect to the Plan which are allocated to the Claims Administrator. Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed, and the address of the claimant. The Claims Administrator shall review the claim and, unless special circumstances require an extension of time shall, within ninety (90) days after receipt of the claim, give written notice by registered or certified mail to the claimant of his or her decision with respect to the claim. If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial ninety (90) day period and in no event shall such an extension exceed ninety (90) days. The notice of the decision of the Claims Administrator with respect to the claim shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, set forth the specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the claim review procedure under the Plan and the time limits applicable to such procedure, including a statement of the claimant’s right to bring a claim under Section 502(a) of ERISA following an adverse benefit determination upon review. The Claims Administrator also shall advise the claimant that such claimant or his or her duly authorized representative may request a review by the Plan Administrator of the denial by filing with the Plan Administrator within sixty (60) days after notice of the denial has been received by the claimant, a written request for such review. The claimant shall be informed, within the same sixty (60) day period, that he or she (i) may be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claims for benefits and (ii) may submit written comments, documents, records and other information relating to the claim for benefits to the Plan Administrator. If a request is so filed, review of the denial shall be made by the Plan Administrator within, unless special circumstances require an extension of time, sixty (60) days after receipt of such request, and the claimant shall be given written notice of the Plan Administrator’s final decision. If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial sixty (60) day period and in no event shall such an extension exceed sixty (60) days. The review shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The notice of the Plan Administrator’s final decision shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based and shall be written in a manner calculated to be understood by the claimant, a statement that the claimant is entitled to receive, upon request and free of charge, access to and copies of all documents, records and other information relevant to the benefit claim and a statement that the claimant has the right to bring a claim under Section 502(a) of ERISA.
(b)    No legal action for benefits or eligibility under the Plan or otherwise related to the Plan, including without limitation any lawsuit or any matter subject to the dispute resolution program described in Section 12, may be brought by the Participant if he or she has not timely filed a claim and a review for such benefits or other matter pursuant to Section 5(a) and otherwise exhausted all administrative remedies under the Plan. No legal action, including without limitation any lawsuit or any matter subject to the dispute resolution program described in Section 12, may be brought in connection with any matter related to the Plan more than one (1) year after the date the Plan Administrator provides written notice of its final decision on the underlying claim.
6.    Withholding Taxes and Offset. All payments due under the Plan shall be subject to required tax or other withholding or garnishment obligations, if any. The Company shall be authorized to withhold cash from any payment due to satisfy statutory withholding obligations for the payment of such taxes. The Participant shall pay to or reimburse the Company for any federal, state, local or foreign taxes required to be withheld and paid over by it, at such time and upon such terms and conditions as the Company may prescribe before the Company shall be required to make any additional payments to the Participant. The Company also may, in its discretion and to the extent permitted under applicable law, offset against the Participant’s benefits hereunder the value of any unreturned property and any outstanding loan, debt or other amount the Participant owes to the Company or its Affiliates.
7.    Amendment and Termination. The Plan may be amended or terminated at any time by the Management Development and Compensation Committee of the Board (the “Committee”) (or a duly authorized delegate thereof). The Plan Administrator shall have the right to amend the Plan at any time if such amendment (a) is required or advisable to satisfy or conform to any law or regulation or (b) is administrative in nature.
8.    Unfunded Plan. The Plan shall not be funded. No Participant entitled to benefits hereunder shall have any right to, or interest in, any specific assets of the Company or any Affiliate, but a Participant shall have only the rights of a general creditor of the Company to receive benefits on the terms and subject to the conditions provided in the Plan.
9.    Payments to Minors, Incompetents and Beneficiaries. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Employers, the Plan Administrator and all other parties with respect thereto. If a Participant shall die while any amounts would be payable to the Participant under the Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the estate of the Participant.
10.    Nonassignability. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process or any other legal or equitable process available to any creditor of such Participant. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment or pledge; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be subject to any obligation or liability of such Participant.
11.    No Guaranty of Employment. Nothing contained in the Plan shall be construed as a contract of employment between any Employer or other entity and any individual or as conferring a right on any individual to be continued in the employment of any Employer or other entity.
12.    Dispute Resolution. Except as otherwise provided in the Release, any dispute, controversy or claim between the Company or any Affiliate and the Participant, whether arising out of or relating to the Plan, the breach of the provisions of the Plan, or otherwise, shall be settled in accordance with the terms of any then effective Company alternative dispute resolution program, to the extent such dispute, controversy or claim is covered by such program.
13.    Successors; Binding Agreement. The Plan shall inure to the benefit of and be binding upon the beneficiaries, heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future, and any successor to the Company or an Affiliate. The Plan shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of the Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.
14.    Headings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan and shall not be employed in the construction of the Plan.
15.    Notices. Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.
16.    Effective Date. The Plan shall be effective, as amended and restated, as of January 24, 2018 and shall remain in effect unless and until terminated by the Committee pursuant to Section 7 hereof.
17.    Employment with Affiliates. For purposes of the Plan, employment with the Company shall include employment with any Affiliate.
18.    Governing Law and Venue; Validity. The Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware (without regard to principles of conflicts of laws) to the extent not preempted by Federal law, which shall otherwise control. To the extent any claim or other legal action involving or related to the Plan may be brought in any court notwithstanding Section 12 of the Plan, such legal action must be brought in the United States District Court for the Northern District of New York and no other federal or state court. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such provision had not been included.
19.    Compliance With Section 409A of Code. All payments pursuant to the Plan are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation Section 1.409A-l(b)(4), and the Plan shall be interpreted and construed consistently with such intent. To the extent the Plan is subject to Section 409A of the Code, it is intended to comply with Section 409A of the Code and the Plan shall be interpreted and construed consistently with such intent. Any payment that is deferred compensation subject to Section 409A of the Code which is conditioned upon the Participant’s execution of the Release and which is to be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year. In the event the Plan would subject the Participant, or his or her beneficiary, to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Plan Administrator may amend the Plan to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any payments under the Plan and the Participant shall remain liable for all 409A Penalties as required by applicable law. Notwithstanding any other provision in this Plan, if any payment to a Participant is deferred compensation subject to Section 409A of the Code, such payment shall be delayed until the first payroll date following the six-month anniversary of the Termination Date or, if the Participant dies following his or her Separation from Service and before such six-month anniversary, within ninety (90) days following the date of his or her death.